                                    EXHIBIT A
                                    ---------


                   SIGNATURE VII LTD. LIMITED PARTNERSHIP
                       1995 FORM 10-KSB ANNUAL REPORT

                        Index to Financial Statements
                 Submitted in Response to Requirements of
                         Items 7 and 13 of Form 10-KSB


                                                             Page
                                                             ----

Independent Auditors' Report on Financial Statements           2

Balance Sheets--December 31, 1995 and 1994                     3

Statements of Operations--Years ended December 31,
     1995 and 1994                                             4

Statements of Partners' Equity (Deficit)--Years ended
     December 31, 1995 and 1994                                5

Statements of Cash Flows--

     Years ended December 31, 1995 and 1994                    6

Notes to Financial Statements--
     December 31, 1995 and 1994                              7-9

                             SIGNATURE VII LTD.
                            LIMITED PARTNERSHIP

                               Annual Report
                               -------------

                        December 31, 1995 and 1994

                 (With Independent Auditors' Report Thereon)

                       Independent Auditors' Report


The Partners Signature VII Ltd. Limited Partnership:

     We have audited the accompanying balance sheets of Signature VII Ltd. Limited Partnership as of December 31, 1995 and 1994, and the related statements of operations, partners' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Signature VII Ltd. Limited Partnership as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick LLP


Indianapolis, Indiana
February 9, 1996


                   SIGNATURE VII LTD. LIMITED PARTNERSHIP

                               Balance Sheets
                         December 31, 1995 and 1994



     Assets                                   1995        1994
     ------                                   ----        ----
Current assets:
     Cash and cash equivalents              $ 853,930     533,943
     Accounts receivable                       39,587      26,785
     Other current assets                      72,014      75,134
                                              -------     -------
          Total current assets                965,531     635,862
                                              -------     -------
Property and equipment:
     Land                                     792,528     792,528
     Land improvements                        449,003     443,417
     Buildings                              5,563,526   5,331,705
     Furniture and equipment                1,821,149   1,681,363
                                            ---------   ---------
                                            8,626,206   8,249,013
     Less accumulated depreciation          2,962,922   2,779,148
                                            ---------   ---------
          Net property and equipment        5,663,284   5,469,865

Furniture and equipment reserve                88,775     131,419

Deferred costs, net of accumulated
     amortization   of $120,715
     and $342,816                              84,904      60,567
                                             --------    --------
                                          $ 6,802,494   6,297,713
                                          -----------   ---------
                                          -----------   ---------

     Liabilities and Partners' Equity

Current liabilities:
     Current portion of long-term debt
     (note 2)                                 119,389      98,674
     Accounts payable                          60,394      35,428
     Accrued payroll and related taxes         35,346      30,594
     State and local taxes                    137,492     125,653
     Accrued interest                            -          4,574
                                             --------    --------
          Total current liabilities           352,621     294,923

Long-term debt, less current portion
     (note 2)                               4,901,217   4,706,957
                                            ---------   ---------
          Total liabilities                 5,253,838   5,001,880
                                            ---------   ---------
Partners' equity:

     General Partner (25% equity interest)    505,867     442,661
     Limited Partner (75% equity interest;
     451 units authorized and outstanding)  1,042,789     853,172

                                            1,548,656   1,295,833
                                            ---------   ---------

                                          $ 6,802,494   6,297,713
                                           ----------   ---------
                                           ----------   ---------

See accompanying notes to financial statements.



                   SIGNATURE VII LTD. LIMITED PARTNERSHIP

                         Statements of Operations
                  Years ended December 31, 1995 and 1994



                                            1995          1994

                                            ----          ----
Revenue:
     Room revenue                        3,314,071     2,834,948
     Other hotel revenue                   128,507       119,301
     Interest                               28,819        14,911
                                         ---------     ---------
                                         3,471,397     2,969,160
                                         ---------     ---------

Costs and expenses:
     Hotel operations                      976,671       872,087
     Salaries and benefits                 783,933       687,739
     Management and franchise fees
       (note 3)                            308,346       264,458
     Advertising and reservations
       (note 3)                            119,912       102,844
     Interest (note 2)                     512,641       516,261
     Depreciation and amortization         283,613       253,176
     Loss on disposal of equipment           5,090          -
                                          --------       -------

                                         2,990,206     2,696,565
                                         ---------     ---------

          Net income                       481,191       272,595

General partner's interest (25% interest)  120,298        68,149
                                          --------      --------
Limited partners' interest (75% interes  $ 360,893       204,446
                                         ---------      --------
                                         ---------      --------

Limited partners' interest per unit      $     800           453
                                         ---------       -------
                                         ---------       -------

Number of limited partner
units outstanding                              451           451
                                         ---------       -------
                                         ---------       -------


See accompanying notes to financial statements.

                    SIGNATURE VII LTD. LIMITED PARTNERSHIP

                        Statements of Partners' Equity
                    Years ended December 31, 1995 and 1994


                               General     Limited
                               Partner     Partners     Total
                               -------     --------     -----
Balance at December 31, 1993  $ 392,402    702,395    1,094,797

     Net income                  68,149    204,446      272,595
     Cash distributions         (17,890)   (53,669)     (71,559)
                              ----------   --------   ----------

Balance at December 31, 1994    442,661    853,172    1,295,833

     Net income                 120,298    360,893      481,191
     Cash distributions         (57,092)  (171,276)    (228,368)
                               ---------  ---------   ----------

Balance at December 31, 1995  $  505,867  1,042,789    1,548,656
                              ----------  ---------    ---------
                              ----------  ---------    ---------

Accumulated balances:

     Capital contributions     1,503,333   4,510,000    6,013,333
     Offering expenses             -        (474,671)    (474,671)
     Cash distributions         (233,587)   (700,908)    (934,495)
     Net loss                   (763,879) (2,291,632)  (3,055,511)
                               ---------- -----------  -----------
Balance at December 31, 1995  $  505,867   1,042,789    1,548,656
                               ---------- -----------  -----------
                               ---------- -----------  -----------


See accompanying notes to financial statements.



                  SIGNATURE VII LTD. LIMITED PARTNERSHIP

                         Statements of Cash Flows
                  Years ended December 31, 1995 and 1994


                                               1995         1994
                                               ----         ----
Cash flows from operating activities:
   Net income                                 $  481,191     272,595
     Items which do not use cash:
     Depreciation of property and equipment      272,116     240,211
     Amortization of deferred costs               11,497      12,965
     Loss on disposal of equipment                 5,090       2,369
     Write-off of deferred costs                  12,668         -
     Accrued revenue and other expenses, net      64,830      50,764
                                                --------     -------
     Net cash provided
        by operating activities                  847,392     578,904
                                                --------     -------
Cash flows from investing activities:
   Additions to furniture and
      equipment reserve                         (162,738)   (119,725)
   Proceeds from disposal of equipment             1,185        -
   Other additions to property and equipment    (303,957)     (4,816)
                                                 -------     -------
       Net cash used in investing activities    (465,510)   (124,541)
                                                 -------     -------
Cash flows from financing activities:
   Scheduled payments on long-term debt         (106,357)   (124,903)
   Retirement of long-term debt               (1,972,977)      -
   Proceeds from long-term debt                2,294,309       -
   Deferred financing costs                      (48,502)    (11,500)
   Distributions to partners                    (228,368)    (71,559)
                                                 -------     -------
       Net cash used in financing activities     (61,895)   (207,962)
                                                 -------     -------
Increase in cash and cash equivalents            319,987     246,401

Cash and cash equivalents at
     beginning of year                           533,943     287,542
                                                --------     -------

Cash and cash equivalents at end of year       $ 853,930     533,943
                                                --------     -------
                                                --------     -------
Additional disclosures:
     Interest paid                            $  517,215     516,261
     Additions to property                       -------     -------
       and equipment from                        -------     -------
       furniture and equipment reserve        $  167,853      46,387
                                                 -------     -------
                                                 -------     -------

See accompanying notes to financial statements.

                  SIGNATURE VII LTD. LIMITED PARTNERSHIP

                        Notes to Financial Statements
                         December 31, 1995 and 1994


(1)     Organization and Significant Accounting Policies

                            Organization
                            ------------

     Signature VII Ltd. Limited Partnership (the Partnership) was organized on April 24, 1985 to operate as a franchisee of Signature Inns, Inc. The Partnership completed construction and began operating Signature Inn hotels in Columbus, Ohio in March 1986; Kokomo, Indiana in April 1986; and Warren, Michigan in December 1986. In July 1992, the Warren property was deeded to the secured lender in satisfaction of the mortgage obligation.

     Signature Inns, Inc., the general partner, is responsible for the overall management and operation of the Partnership and presently receives 25% of partner distributions which is to increase to 50% at the time the limited partners receive cumulative distributions equal to 150% of their original capital contributions.


                         Property and Equipment
                         ----------------------

     Property and equipment are recorded at cost and include assets leased under noncancelable agreements and construction loan interest and fees. Depreciation is provided on the straight-line basis over the estimated useful lives of the related assets as follows: forty (40) years for buildings, fifteen (15) to twenty (20) years for land improvements, and three (3) to ten
(10) years for furniture and equipment.

                             Deferred Costs
                             --------------

     Fees and other costs incurred in financing the hotels are amortized on the straight-line basis over the life of the respective mortgages. Loan fees of $48,502 in 1995 and $11,500 in 1994 were paid related to the financing completed in 1995, and unamortized loan fees of $12,668 relating to the retired loan were written off in 1995.


                       Cash and Cash Equivalents
                       -------------------------

     Cash and cash equivalents represent cash on deposit with banks and highly liquid short-term cash investments with original maturities of three months or less.

                    Furniture and Equipment Reserve
                    -------------------------------

     Cash reserves for refurbishings, replacements and major repair contingencies are established at amounts equal to 4% of gross receipts, as defined. Related expenditures are disbursed from this account. In 1995, an additional deposit of $25,000 was made to the reserve account.

                            Income Taxes
                            ------------

     As a partnership, the allocated share of taxable income or loss is includable in the income tax returns of the partners; accordingly, income taxes are not reflected in the Partnership's financial statements.

                           Use of Estimates
                           ----------------

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

                         Financial Instruments
                         ---------------------

     The carrying amounts of the long-term debt approximates the fair value because the interest rates change with market interest rates. The carrying amounts of all other financial instruments approximate fair value because of the short-term maturity of these items.

(2)     Financing

                         Signature Inn Columbus
                         ----------------------

     A non-recourse mortgage loan of $2,767,426 at December 31, 1995 is secured by property and equipment and is payable in monthly installments of $26,438, including interest at 10%. The interest rate and monthly installments are adjustable at six-month intervals to 3.25% above the six-month U.S. Treasury Bill rate, based on a maturity in 2016. The interest rate is subject to a minimum of 10% and a maximum of 14.5% through September 1996 and 15% to maturity in 2001.

                          Signature Inn Kokomo
                          --------------------

     In January 1995, mortgage loans of $1,972,977 were paid in full with the proceeds of a non-recourse mortgage loan of $2,350,000. The new mortgage loan is secured by property and equipment and is payable in monthly installments of $23,431, including interest at 10.48%. At December 31, 1995, the mortgage loan balance is $2,250,007. The interest rate and monthly installments are adjustable at two-year intervals to 3.75% above the two-year U.S. Treasury rate, based on a twenty-year amortization to maturity in 2004. The interest rate is subject to a maximum of 14.48%. Beginning in April 1996, an annual principal payment is required equal to the lesser of defined cash flow or $25,000. A payment of $25,000 is due in April 1996.

                                General
                                -------

     Capitalized lease obligations of $3,173 at December 31, 1995 are due in monthly installments, including imputed interest at rates ranging from 15.80% to 15.92%, through maturity in 1996. Furniture and equipment includes $226,291 of leased assets, and related accumulated depreciation amounted to $223,583 and $210,463 at December 31, 1995 and 1994, respectively.

     The aggregate maturities of long-term debt, including capitalized lease obligations, for each of the next five years (based on current interest rates and assuming annual cash flow payments of $25,000) range from $119,389 to $172,233.

(3)     Signature Inns, Inc.

     The general partner receives 9% of defined gross revenue for hotel management and franchise fees and $7,000 for annual partnership accounting and related services. The Partnership contributes 3.5% of defined gross revenue to a cooperative advertising and reservation fund administered by the general partner.

(4)     Combining Financial Information

     A summary of the Partnership's combining operating information for 1995 and balance sheet information as of December 31, 1995 is as follows:

Combining Operating Information

                           Combined       Kokomo      Columbus
                           --------       ------      --------

   Revenue                $ 3,471,397     1,749,508     1,721,889


   Operating and
     related expenses       2,193,952     1,036,583     1,157,369
   Interest                   512,641       232,508       280,133
   Depreciation and
       amortization           283,613       128,917       154,696
                             --------      --------     ---------
                            2,990,206     1,398,008     1,592,198
                            ---------     ---------     ---------

        Net income          $ 481,191       351,500       129,691
                            ---------     ---------      --------
                            ---------     ---------      --------
Combining Balance Sheet Information

   Current assets        $    965,531       691,813       273,718
   Property and equipment   5,663,284     2,613,445     3,049,839
   Furniture and
      equipment reserve        88,775        43,353        45,422
   Deferred costs              84,904        54,502        30,402
                             --------     ---------     ---------

                         $  6,802,494     3,403,113     3,399,381
                            ---------     ---------     ---------
                            ---------     ---------     ---------

   Current liabilities        352,621       191,313       161,308
   Long-term debt           4,901,217     2,176,214     2,725,003
                            5,253,838     2,367,527     2,886,311
   Partners' equity         1,548,656     1,035,586       513,070
                            ---------     ---------     ---------

                         $  6,802,494     3,403,113     3,399,381
                            ---------     ---------     ---------
                            ---------     ---------     ---------

